Exhibit 10.1
CONTRACTOR AGREEMENT

This Contractor Agreement (this “Agreement”), effective as of November 15, 2023 (the “Effective Date”) is entered into by and between Rohini Kasturi (the “Contractor”), and SolarWinds Worldwide, LLC, a Delaware limited liability company, (“Company”), based upon the terms and conditions set forth below.

1.Engagement. The Company agrees to retain Contractor as an independent contractor, and Contractor agrees to provide the services, and the deliverables described in the Statement of Work (“SOW”) attached to this Agreement and any additional or amended SOW’s added to this Agreement by mutual agreement of Contractor and Company (the “Services”), pursuant to the terms and conditions contained in this Agreement and any applicable SOW. In the event of a conflict between the terms of this Agreement and any SOW, the terms of this Agreement will control. Any entity controlled by, in control of, or under common control with Company (each a “Company Affiliate”) is entitled to purchase Services from Contractor by entering into a SOW with Contractor, and the terms and conditions of this Agreement will be incorporated into that SOW by reference.

2.Commercially Reasonable Efforts. In rendering Services pursuant to this Agreement, Contractor agrees to devote its commercially reasonable efforts (i) to the performance of its duties and responsibilities under this Agreement; (ii) to maintain security procedures and practices, including but not limited to firewalls, system access controls, and virus protection with regular updates to protect Company data, information, and intellectual property from unauthorized access, destruction, use, modification, or disclosure.

3.Degree of Contractor Control. The Contractor will maintain control over the methods and means of completing the work described in the applicable SOW. The Contractor’s control is subject only to the Company’s right to ensure that the work meets the overall standards and requirements of the Company or as set forth in the SOW. The Contractor is responsible for ensuring it has all the materials, tools, and supplies needed to perform the work. The parties further acknowledge and agree that neither party, nor either party’s employees, representatives, joint venturers, partners, subcontractors or agents, has the right or power act as the other’s agent or to enter into binding agreements on behalf of the other party. This Agreement does not itself create and may not be deemed to create a joint venture, partnership or similar association between the parties, or either party’s employees, subcontractors or agents. Contractor will remain solely responsible and will indemnify and hold harmless Company, for all of its own tax liabilities and obligations, including without limitation, all federal, state and local income, wage, earnings, occupation, social security, unemployment, sickness and disability insurance taxes and payroll levies and any employee benefit or other legal requirements applicable to Contractor under ERISA, state law or otherwise now existing or hereafter enacted.
4.Payments. Company agrees to pay Contractor as compensation for the Services, and the Contractor agrees to accept as full compensation for the Services, an amount not to exceed the fees set forth in the applicable SOW. Contractor shall deliver to Company an invoice for the Services rendered in the preceding month prior to the last day of the month in the manner and to the location specified in the applicable SOW. If the applicable SOW provides for reimbursement of any Contractor expenses, Contractor shall also deliver to Company an itemized expense report in a format and with supporting documentation acceptable to Company. If the SOW provides for reimbursement of travel expenses, such travel expenses must conform to Company’s Travel Policy, as amended from time to time. All expenses musts be approved in advance by Company to be eligible for reimbursement. All undisputed fees are payable to Contractor net thirty (30) days from the date of invoice or expense report unless otherwise specifically set forth in the applicable SOW.
a.Contractor Provides Own Benefits. Contractor agrees and acknowledges that Contractor is not eligible to participate in any benefits programs such as the ones offered to the Company’s employees.
b.Contractor Economic Opportunity. Contractor and Company agree and acknowledge that the Payments due to the Contractor under the terms of this Agreement are based upon completion of the work performed under the SOW and not upon the hours of Contractor’s work. Contractor acknowledges and agrees that the potential for economic loss or gain is within Contractor’s control and is not determined solely by the Company.

5.Confidentiality. It may be necessary for a party during the term of this Agreement (the “Disclosing Party”) to provide the other party (the “Receiving Party”) with certain information that shall be Confidential Information, and any such disclosure shall be governed by the Company’s standard Contractor proprietary information agreement. Contractor shall not share Company’s Confidential Information with any other party.

6.Intellectual Property Ownership
a.Company IP. Company shall retain all right, title and interest in and to all information, data, software, tools and other materials developed by or for Company (“Company IP”). If necessary, during the term of this Agreement, Company grants to Contractor a limited, revocable, non-exclusive, non-assignable, license to use the Company IP solely for Contractor to perform the Services, provided Contractor complies with all of Company’s policies and license terms related to the same.
b.Contractor IP. Contractor shall retain all right, title and interest in and to all information, data, software, tools and other materials developed by or for Contractor other than the deliverables created as a result of the Services (“Contractor IP”). Contractor grants to Company a non-exclusive, irrevocable, worldwide, royalty-free license to use and create derivative works from any Contractor IP contained in the deliverables created as a result of the Services.
c.Deliverables. Company shall own all right, title and interest in and to the deliverables created as a result of the Services set forth in the SOW. All deliverables created as a result of the Services provided by Contractor shall be considered a “work for hire” as that term is defined in the United States Copyright Act, and to the extent any are not deemed “work for hire”, Contractor agrees to immediately assign to Company all right, title, and interest in such at no additional fee or expense to Company.

7.Data Privacy. If applicable, with respect to any Personal Data (which means any information relating to an identified or identifiable natural person (‘data subject’); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person), Contractor represents and warrants that it shall comply with its legal obligations relating to the same.
8.LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL COMPANY, ANY COMPANY AFFILIATE, AND ANY OTHER THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, CONTRACTORS OR AGENTS BE LIABLE TO CONTRACTOR OR ANY THIRD PARTY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE) FOR (i) ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOST PROFITS OR BUSINESS OPPORTUNITIES, LOSS OF USE OF SERVICE OFFERING, LOSS OF REVENUE, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF DATA, LOST SAVINGS OR OTHER ECONOMIC DAMAGE, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (ii) ANY DAMAGES UNDER THIS AGREEMENT IN EXCESS OF THE AGGREGATE AMOUNTS PAID OR OWED TO CONTRACTOR HEREUNDER DURING THE 12-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE FOREGOING LIMITATIONS OF LIABILITIES WILL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN.

9.WARRANTY DISCLAIMER. Contractor represents and warrants that (i) the Services and any deliverables provided under this Agreement do not and will not infringe or violate any patents, copyrights, trademarks, right of publicity, right of privacy, moral right or any other right of any third party; (ii) it has not incorporated, and will not incorporate, any open source code into Company’s environment or code without prior written consent of Company; (iii) it will comply with all applicable laws, rules, or regulations in performing its obligations under this Agreement; (iv) it will not collect personally identifiable data in the performance of its obligations hereunder unless any collection is previously agreed upon between the parties, whereby such collection of data shall be governed by Section 7 (Data Privacy), (v) the Services will be of good and marketable quality and will conform in all material respects to the specifications, descriptions and requirements set forth in the applicable SOW, and (vi) it has and will maintain throughout the term of this Agreement and any SOW, any applicable licenses, permits, approvals and consents required by any federal, state or local licensing, regulatory or other agency for the performance of Services to be provided under this Agreement. OTHER THAN THE EXPRESS WARRANTIES SET FORTH HEREIN, THE PARTIES DISCLAIM ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, OR IN ANY COMMUNICATION BETWEEN THEM, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

10.Term. This Agreement will commence on the Effective Date and continue through February 15, 2024, unless earlier terminated by the Company or Contractor.

11.Termination. In the event of termination of this Agreement, the provisions of Sections 5-10, 11-13, and 17-20 shall survive termination. Within 30 days of termination, Contractor will return to Company all Company IP then currently in its possession and shall provide, in a format acceptable to Company a copy of any Company IP that exists on Contractor’s systems.

12.Notices. All notices hereunder shall be given in writing by hand delivery, courier service, US Mail, or e-mail addressed to the party to whom notice is given, each at their respective addresses set forth in the signature blocks to this Agreement, or at such addresses as may from time to time be designated by either party to the other.

13.Waiver. No failure by either party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder by either party preclude any other or future exercise of any right hereunder by that party.

14.Assignment. This Agreement is not assignable by either party in whole or in part without the written consent of the other party except that Company may assign or transfer this Agreement to any entity or other person controlled by, in control of, or under common control with Company, or in the event of a merger or a sale of all or a substantial portion of Company’s assets or stock.

15.Non-Exclusive Relationship. Each party acknowledges that Contractor’s relationship with Company is not exclusive, and Company is under no obligation under this Agreement to provide Contractor with any minimum level of work, and Company may obtain Services from third parties that are similar to the Services, without any liability or obligation to Contractor. Contractor is likewise under no obligation under this Agreement to contract exclusively with the Company. Contractor is free to provide services or enter into agreements with third parties so long as those obligations do not infringe on Contractor’s obligations to the Company under this Agreement.

16.Force Majeure. Neither party shall be liable for any failure or delay in fulfilling the terms of this Agreement due to fire, strike, labor relations, war, civil unrest, terrorist action, government regulations, acts of nature or other causes which are beyond the reasonable control of the party claiming force majeure.

17.Export Law Controls. The Services delivered to Company under this Agreement may be subject to U.S. control laws and regulations and may also be subject to other applicable import and export laws. Contractor shall abide by all applicable export control laws, rules and regulations applicable to the Services.

18.Equitable Relief. Each party acknowledges that a breach by the other party of any confidentiality or proprietary rights provision of this Agreement may cause the non-breaching party irreparable damage, for which the award of damages would not be adequate compensation. Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the non-breaching party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the non-breaching party will be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages or posting bond.

19.Governing Law. This Agreement will bind and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall be governed by the laws of the State of Texas, without reference to conflict of laws principles and Uniform Computer Information Transactions Act. Any suit to enforce this Agreement shall be brought exclusively in Travis County, Texas and the parties hereby submit to the personal jurisdiction of such courts and waive any venue objection.

20.Attorneys’ Fees. In the event of a dispute under this Agreement, the prevailing party in any litigation shall be entitled to recover its reasonable attorneys’ fees and costs of litigation from the non-prevailing party.

21.Entire Agreement and Amendment. This Agreement, including attached SOW’s, constitutes the complete and entire Agreement between the parties respecting the subject matter and supersedes all previous agreements between Contractor and Company, whether oral or written, regarding the subject matter hereof. This Agreement shall also supersede all terms of any “shrinkwrap” or “clickwrap” license included in any package, media, or electronic version of the Services provided by Contractor. This Agreement, including any attached SOW’s may not be amended, terminated, or superseded except by agreement in writing between the two parties.

22.Severability. If any term, provision, covenant, or condition of this subcontract is held invalid or unenforceable for any reason, the remainder of the provisions shall continue in full force and effect as if this contract had been executed with the invalid portion thereof eliminated. The Parties further agree to substitute for the invalid provision a valid provision that most closely approximates the intent and economic effect of the invalid provision.

23.Multiple Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, all of which taken together shall constitute one single Agreement between the parties. The parties may exchange counterparts by delivering a signed scanned copy by e-mail and such copy shall be effective to bind the parties.

24.Headings. The title and paragraph headings contained in this Agreement are inserted for identification and convenience and will not be deemed part of this Agreement for purposes of interpretation.

Remainder of Page Left Blank Intentionally; Signature Page Follows

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SolarWinds Worldwide, LLC	CONTRACTOR

/s/ Sudhakar Ramakrishna	/s/ Rohini Kasturi
Signature	Signature

Sudhakar Ramakrishna	Rohini Kasturi
Print Name	Print Name

CEO
Title

August 29, 2023	August 28, 2023
Date	Date

Address: 7171 Southwest Parkway, Building 400
Austin, Texas 78735
Attn: EVP, General Counsel

Email: legal.notices@solarwinds.com

Signature Page

Attachment A

STATEMENT OF WORK
1.Project Overview
2.Description of Work
Contractor shall provide transition and consulting services to the Company on projects assigned by the Company’s Chief Executive Officer from time to time. The hours of services per week that Contractor is required to provide under this Agreement shall in no event exceed 40 hours per week.
3.Deliverables (where applicable):
As defined by the Company’s Chief Executive Officer.
4.Fees:
SolarWinds agrees to pay $30,000/month for the Work described in this Statement of Work.
Except for the Performance Share Unit Award granted to Contractor on February 21, 2023 (the “2023 Performance Award”), all outstanding Restricted Stock Units Awards and Performance Share Units Awards (each such term as defined in the SolarWinds Corporation 2018 Equity Incentive Plan (the “Plan”)) previously granted to Contractor shall remain outstanding and continue to vest in accordance with their terms for so long as Contractor is providing continued Services under this Agreement. If Contractor terminates this Agreement prior to February 15, 2024, or if Contractor materially breaches any provision of the Agreement, all then unvested Restricted Stock Units and Performance Share Units shall immediately terminate and be forfeited as of such date and Contractor shall have no further rights with respect thereto. For the avoidance of doubt, (i) Contractor’s transition from an Employee to Consultant (each such term as defined in the Plan) shall not constitute an interruption or a termination of Service (such term as defined in the Plan) for any purpose with respect to such outstanding awards and (ii) provided that Contractor is providing Services through the expiration of the term of this Agreement as set forth in Section 10 of the Agreement, Contractor shall be deemed to have satisfied any vesting requirements for any applicable vesting date on or before February 15, 2024 with respect to any outstanding Awards.
The 2023 Performance Award shall be forfeited and cancelled on November 15, 2023. Contractor shall be eligible to receive a cash payment (the “Cash Payment”) subject to (i) his continued provision of Services to the Company under the terms of the Agreement through February 15, 2024, and (ii) his execution and provision to the Company within the applicable timeframe set forth therein of an effective general release of claims in a form attached here to as Exhibit A. The Cash Payment shall be an amount equal to the value of such 2023 Performance Award assuming achievement for fiscal 2023 at target and based on an assumed Company stock price of $10.75. If Contractor (i) terminates the Agreement prior to February 15, 2024, (ii) materially breaches any provision of the Agreement, or (iii) conducts any activities that would have given the Company the right to terminate Contractor’s prior employment with the Company for “Cause” (as such term is defined in the Employment Agreement dated March 4, 2021 between the Company and Contractor), Contractor shall not be eligible to earn or receive such Cash Payment. The Cash Payment will be paid in a single lump sum as soon as practicable following the effectiveness of the release of claims, and in all cases within the 60-day period that commences on February 15, 2024.
5.Schedule of Work:
Start Date: November 15, 2023
End Date: February 15, 2024

Work Order Approved by Company: /s/ Sudhakar Ramakrishna    Date:    August 29, 2023

Work Order Accepted by Contractor: /s/ Rohini Kasturi          Date:    August 29, 2023